Exhibit 99.1

Contact: Sandra Rodriguez 225.388.7654

Albemarle Reports First Quarter 2009 Results

First quarter highlights:

•	Quarterly net sales of $486.6 million resulting in earnings of $25.4 million, or 28 cents per share.
•	Cash and cash equivalents of $184 million at quarter-end. No significant debt maturities until 2013.
•	Solid progress achieved on cost reduction initiatives. Additional efforts underway to prepare for a prolonged recession.

	First Quarter
	Ended March 31,
In thousands of dollars, except per share amounts	2009	2008
Net Sales	$486,591	$668,177
Operating Profit	$28,927	$83,814
Net Income attributable to Albemarle Corporation	$25,399	$63,261
Diluted earnings per share	$0.28	$0.67
Special item per share	$—	$(0.02)
Diluted earnings per share excluding special item	$0.28	$0.70

BATON ROUGE, La., – April 27 — Albemarle Corporation (NYSE: ALB) reported first quarter 2009 earnings of $25.4 million, or 28 cents per share, compared to first quarter 2008 earnings of $63.3 million, or 67 cents per share (which included $2.1 million of after tax restructuring charges, or 2 cents per share). The Company reported net sales in the first quarter of 2009 totaling $486.6 million compared to first quarter 2008 net sales of $668.2 million, down 27 percent.

Commenting on results, Mark C. Rohr, Chairman and CEO, stated, “Our first quarter results were significantly impacted by the continued steep downturn in consumer end-market demand and destocking actions throughout the supply chain. While nearly all markets saw some impact, our Polymer Additives sales into the consumer electronics, automotive and construction markets were the most negatively impacted. These market weaknesses also contributed to lower volumes in our bromine franchise in Fine Chemicals. In spite of the economy and the challenges of recovering high metals input costs, our Catalyst business delivered solid performance in the quarter. Overall, we operated our plants at much lower operating rates this quarter to reduce inventory levels and to better align production with current demand requirements. These prudent actions impacted profitability in the quarter, particularly in our Polymer Additives business that posted a segment loss. While we expect 2009 to be a very challenging year, our proactive response to the weakened global economic conditions should position our company to operate leaner, more efficiently and on a lower-cost basis while preserving growth opportunities.”

Quarterly Segment Results

Polymer Additives recorded net sales for the first quarter of 2009 of $123.2 million, a 50 percent decrease versus the first quarter of 2008. Continued weakness in consumer electronics, automotive and construction sectors significantly pressured sales in this business. Polymer Additives segment loss for the first quarter of 2009 was $11.7 million compared to segment income in the first quarter of 2008 of $29.8 million. The decrease was due primarily to lower sales and production volumes. During the first quarter of 2009, our Polymer Additives manufacturing facilities ran at approximately 40 percent of our production capacity.

Fine Chemicals net sales for the first quarter of 2009 were $120.8 million, down 18 percent versus the first quarter of 2008. Segment income for the first quarter of 2009 was $8.7 million compared to $21.5 million in the first quarter of 2008. These declines were primarily attributable to reduced sales and production volumes in our bromine franchise. Tightly managing inventory, we held operating rates low on our bromine manufacturing assets in the quarter.

Catalysts net sales for the first quarter of 2009 were $242.6 million, a decrease of 12 percent versus the first quarter of 2008 due primarily to unfavorable metals impacts on HPC refinery catalysts revenues, currency exchange rates and lower FCC refinery catalysts volumes, partially offset by improved pricing in FCC refinery catalysts and Polyolefin catalysts. Catalysts segment income for the first quarter of 2009 was $35.7 million versus the first quarter of 2008 of $51.7 million. Our business team was able to work through a large portion of our high metals cost inventories which contributed to our 15 percent segment income margin. On a sequential basis, our HPC refinery catalysts business volumes more than doubled during the first quarter of 2009. Further, excluding the metals inventory cost impacts, first quarter 2009 Catalysts segment income would have been consistent with first quarter 2008.

Corporate and Other

Corporate and other charges for first quarter 2009 included $7.8 million in adjustments associated with the reversal of certain long-term employee benefit accruals.

Cash Flow

In the first quarter of 2009, cash on hand funded capital expenditures for plant, machinery and equipment of $33.1 million and dividends to shareholders of $11.0 million. During the quarter, interest and financing expenses were $6.3 million versus $10.2 million in the first quarter of 2008. This decrease was due primarily to lower average interest rates year over year.

At March 31, 2009, the Company had approximately $184 million in cash and cash equivalents. In addition, the Company has additional capacity to borrow in excess of $300 million under our existing lines of credit and has no significant debt maturities before 2013.

Taxes

Our reported first quarter 2009 effective income tax rate was 2.4 percent. Excluding non-recurring items of approximately $2.5 million resulting from adjustments related to prior periods, our effective income tax rate was 14.0 percent, down from 21.7 percent in the first quarter of 2008 and the previously estimated annual effective tax rate forecast range for 2009 of 18 to 19 percent. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income in lower tax jurisdictions.

Outlook

We continue to expect 2009 to be a difficult year. There is still much uncertainty as to the length of the current global economic downturn and to when meaningful demand will be restored in consumer end-markets.

We expect Catalysts’ solid performance to continue as well as sequential improvement in Polymer Additives. We would anticipate our pharmaceuticals and life sciences portfolio in Fine Chemicals to remain strong and help offset reductions in bromine volumes.

As we look forward, we will see the benefits of our workforce rebalancing actions over the remainder of this year and into the future. We are on target to achieve $30 million in savings for 2009 and we are implementing additional cost management actions to stay ahead of the challenging economic conditions. We expect to emerge as a stronger and better competitor in the markets we serve and believe our actions today should shape a stronger company for the future.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2009 will be discussed on a conference call at 11:00 AM Eastern Daylight time on April 28, 2009, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	First Quarter Ended March 31,
	2009	2008
Net sales	$486,591	$668,177
Cost of goods sold	396,085	500,766

Gross profit	90,506	167,411
Selling, general and administrative expenses	45,434	63,519
Research and development expenses	16,145	16,800
Restructuring charges	—	3,278	(a)

Operating profit	28,927	83,814
Interest and financing expenses	(6,274)	(10,216)
Other (expenses) income, net	(1,131)	2,846

Income before income tax expense and equity in net income of unconsolidated investments	21,522	76,444
Income tax expense	(525)	(16,626)

Income before equity in net income of unconsolidated investments	20,997	59,818
Equity in net income of unconsolidated investments (net of tax)	5,949	7,028

Net income	26,946	66,846	(b)

Net income attributable to noncontrolling interests	(1,547)	(3,585	)(b)

Net income attributable to Albemarle Corporation	$25,399	$63,261	(b)

Basic earnings per share	$0.28	$0.68	(c)

Diluted earnings per share	$0.28	$0.67	(c)

Weighted-average common shares outstanding – Basic	91,380	92,654	(c)

Weighted-average common shares outstanding – Diluted	91,797	93,905	(c)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$183,899	$253,303
Other current assets	817,680	925,620

Total current assets	1,001,579	1,178,923

Property, plant and equipment	2,318,778	2,322,996
Less accumulated depreciation and amortization	1,313,654	1,310,648

Net property, plant and equipment	1,005,124	1,012,348

Other assets and intangibles	678,386	681,446

Total assets	$2,685,089	$2,872,717

LIABILITIES & EQUITY
Current portion of long-term debt	$26,256	$26,202
Other current liabilities	296,640	412,165

Total current liabilities	322,896	438,367

Long-term debt	891,878	906,062
Other noncurrent liabilities	331,598	336,967
Deferred income taxes	73,073	74,838
Albemarle Corporation shareholders’ equity (b)	1,013,385	1,065,771
Noncontrolling interests (b)	52,259	50,712

Total liabilities & equity	$2,685,089	$2,872,717

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash and cash equivalents at beginning of year	$253,303	$130,551
Cash and cash equivalents at end of period	$183,899	$135,130

Sources of cash and cash equivalents:

Net income	26,946	66,846

Proceeds from borrowings	22,140	199,928

Proceeds from exercise of stock options	663	3,398

Uses of cash and cash equivalents:

Capital expenditures	(33,068)	(20,139)

Purchases of common stock	—	(151,137)

Repayments of long-term debt	(35,834)	(45,273)

Dividends paid to shareholders	(10,961)	(9,707)

Dividends paid to noncontrolling interests	(2,911)	(5,486)

Non-cash items:

Depreciation and amortization	25,775	26,542

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	First Quarter Ended March 31,
	2009	2008
Net sales:
Polymer Additives	$123,200	$244,590
Catalysts	242,587	276,097
Fine Chemicals	120,804	147,490

Total net sales	$486,591	$668,177

Segment operating profit (loss):
Polymer Additives	$(11,563)	$30,269
Catalysts	29,761	46,156
Fine Chemicals	10,283	23,480

Subtotal	$28,481	$99,905

Equity in net income of unconsolidated investments:
Polymer Additives	$48	$1,472
Catalysts	5,928	5,566
Fine Chemicals	—	—
Corporate & other	(27)	(10)

Total equity in net income of unconsolidated investments	$5,949	$7,028

Net income attributable to noncontrolling interests:
Polymer Additives	$(215)	$(1,989)
Catalysts	—	—
Fine Chemicals	(1,553)	(1,935)
Corporate & other	221	339

Total net income attributable to noncontrolling interests	$(1,547)	$(3,585)

Segment income (loss):
Polymer Additives	$(11,730)	$29,752
Catalysts	35,689	51,722
Fine Chemicals	8,730	21,545

Total segment income	32,689	103,019
Corporate & other	640	(12,484)
Restructuring charges (a)	—	(3,278)
Interest and financing expenses	(6,274)	(10,216)
Other (expenses) income, net	(1,131)	2,846
Income tax expense	(525)	(16,626)

Net income attributable to Albemarle Corporation (b)	$25,399	$63,261

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The three-month period ended March 31, 2008 included charges amounting to $3.3 million ($2.1 million after income taxes, or 2 cents per share) that related to severance in conjunction with personnel reductions at the Company’s former Richmond, Virginia headquarters and its Singapore sales office.

(b)	As adjusted due to the implementation of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” which requires retroactive application for presentation of noncontrolling interests on the balance sheet and statements of income.

(c)	As adjusted due to the implementation of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which was effective for financial statements issued for fiscal years beginning after December 15, 2008 and requires retrospective application. Basic and diluted earnings per share each decreased one cent as a result of an increase in our basic and diluted weighted-average common shares outstanding of approximately 305,000 and 217,000 shares, respectively, for the three-month period ended March 31, 2008.

Additional Information

It should be noted that net income or per share amounts excluding special items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”